As Filed with the Securities and Exchange Commission on September 30, 1998

                                                 Registration No. 333-26641

============================================================================

                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                     POST-EFFECTIVE AMENDMENT NO. 1

                                     TO

                                  FORM S-3
                           REGISTRATION STATEMENT
                                   UNDER
                         THE SECURITIES ACT OF 1933

                                 ---------

                  SOUTHWEST GEORGIA FINANCIAL CORPORATION
           (Exact name of Registrant as specified in its charter)

                 Georgia                              58-1392259
                 -------                              -----------
       (State or other jurisdiction                (I.R.S. Employer
    of incorporation or organization)            Identification No.)


                           201 First Street S.E.
                             Moultrie, Georgia
                               (912) 985-1120
                     (Address, including zip code, and
     including area code, of Registrant's principal executive offices)

                             George R. Kirkland
                           201 First Street, S.E.
                          Moultrie, Georgia 31768
                               (912) 985-1120
         (Name, address, including zip code, and telephone number,
                 including area code, of agent for service)

                            ____________________

                                 Copies to:

                           Jan M. Davidson, Esq.
                          Kilpatrick Stockton LLP
                           1100 Peachtree Street
                           Atlanta, Georgia 30309
                               (404) 815-6500

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]_______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________







     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]____________

Dear Shareholder:

     We are pleased to send you this brochure outlining our Dividend

Reinvestment and Share Purchase Plan, which has been recently amended to increase your ability to purchase additional shares of Southwest Georgia

Financial Corporation.  The Plan is economical and systematic, making it convenient for you, our shareholders, to increase your holdings in

Southwest Georgia Financial Corporation stock.


     Participation in the Reinvestment Plan is free - there are no administrative fees or broker commissions paid by investors on stock purchases.  This provides our shareholders with the opportunity to automatically reinvest cash dividends as well as the option to purchase additional shares of Southwest Georgia Financial Corporation stock.

     You are urged to carefully review this brochure which describes the

Service.  Participation is entirely voluntary and you may join or terminate at any time.  If you decide to participate, please complete the enclosed enrollment card and return it in the addressed envelope to the American

Stock Transfer & Trust Company.

     Thank you for your continued support of Southwest Georgia Financial

Corporation.



Sincerely,



John H. Clark                      Cecil W. Alvis
Vice Chairman and                  President and Chief
Chief Executive Officer            Operating Officer

                            THE PLAN HIGHLIGHTS



AUTOMATIC DIVIDEND REINVESTMENT

     At your request prior to dividend payment time, you can conveniently increase your Southwest Georgia Financial Corporation holdings at NO COST by automatically reinvesting your dividends in additional shares of

Southwest Georgia Financial Corporation stock through THE AMERICAN STOCK

TRANSFER & TRUST COMPANY.

     Even if your dividend is not enough to buy a whole share of Southwest

Georgia Financial Corporation stock, you will be credited with a fractional share computed to three decimal places.  Fractional shares start earning dividends toward the next dividend payment the same way full shares do.



NO ADMINISTRATION FEES OR BROKER COMMISSIONS

     You will save on broker commissions.  Since there is no extra charge to you for commissions or trust service charges for purchases, the entire dollar amount of your dividend will be invested.  All costs are paid by

Southwest Georgia Financial Corporation when shares or fractions of shares are purchased through the Plan.



VOLUNTARY CASH INVESTMENTS

     Under the Plan, you have the option of adding to your investment with voluntary cash payments.  After your first dividend has been invested, you can send amounts from $5 to $5,000 per month.  Payments can be made at any time, as often as you like.

SIMPLIFIED RECORD KEEPING

     You will receive a detailed statement showing your total dividend received, the number of shares purchased, and total shares held in the Plan after each investment.


ADMINISTRATOR

     The Plan is administered by American Stock Transfer & Trust Company,

Transfer Agent for Southwest Georgia Financial Corporation.  Once you have enrolled in the Plan, you do not need to take any further action unless you opt to send additional voluntary cash investments.  American Stock Transfer

& Trust Company will handle the details of each transaction.



HOW TO PARTICIPATE

     If you wish to reinvest your dividends automatically or make additional cash investments in Southwest Georgia Financial Corporation stock, simply complete the enclosed enrollment card and mail it to American

Stock Transfer & Trust Company.  Send all communications to the following address:

               American Stock Transfer & Trust Company
               40 Wall Street
               New York, NY  10005
               (Telephone:  1-800-278-4353)

     Please retain this brochure for your records.  If you join the Plan now, you may find it a handy reference whenever you have questions.  All correspondence for or questions about the Plan should be sent to American

Stock Transfer & Trust Company at the above address and should include a reference to Southwest Georgia Financial Corporation.



ADDITIONAL SERVICES

     If you wish, American Stock Transfer & Trust Company will hold for safekeeping any Southwest Georgia Financial Corporation stock certificates that you may already have, by depositing them into your Plan account.  If you are interested, please write to or call American Stock Transfer & Trust

Company for details.  There is no charge for such deposit, and by making such deposit, you will be relieved of the responsibility of loss, theft or destruction of the stock certificate.

     Because you bear the risk of loss in sending Common Stock certificates to American Stock Transfer & Trust Company, it is recommended that certificates be sent by registered mail, return receipt requested, and properly insured.  Certificates should not be endorsed, but must be accompanied by written instructions directing American Stock Transfer &

Trust Company to hold the certificates for you.  Whenever certificates are issued to you, either upon request or upon termination of participation,

differently numbered certificates will be transmitted to you.



TERMINATION

     No permanent commitment is required.  You may withdraw full shares from your account at any time, and you can terminate your participation in the Plan by writing to American Stock Transfer & Trust Company.  If you terminate, stock certificates will be issued in your name; if you so direct, your shares will be sold for you at the current market price, and the proceeds will be sent to you after deducting any applicable service charge and a brokerage commission.  At the time of termination, any fractional shares will be converted to cash based upon the current market price.  A check for the proceeds will be sent to you.

                             TABLE OF CONTENTS

                                                             Page
Letter to Shareholders  . . . . . . . . . . . . . . . . .        1
Plan Highlights . . . . . . . . . . . . . . . . . . . . .        2
Available Information . . . . . . . . . . . . . . . . . .        7
Incorporation of Certain Documents by Reference . . . . .        7
The Company . . . . . . . . . . . . . . . . . . . . . . .        8
The Plan  . . . . . . . . . . . . . . . . . . . . . . . .        8
   Purpose  . . . . . . . . . . . . . . . . . . . . . . .        8
   Participation  . . . . . . . . . . . . . . . . . . . .        8
   Administration . . . . . . . . . . . . . . . . . . . .        9
   Advantages . . . . . . . . . . . . . . . . . . . . . .        10
   Purchases  . . . . . . . . . . . . . . . . . . . . . .        10
   Voluntary Cash Contributions . . . . . . . . . . . . .        11
   Costs  . . . . . . . . . . . . . . . . . . . . . . . .        12
   Reports to Participants  . . . . . . . . . . . . . . .        12
   Certificates for Shares  . . . . . . . . . . . . . . .        12
   Termination of Participation in the Plan and Withdrawal
     of Shares  . . . . . . . . . . . . . . . . . . . . .        13
   Federal Income Tax Consequences to Participants  . . .        14
   Other Provisions of the Plan . . . . . . . . . . . . .        14
Use of Proceeds . . . . . . . . . . . . . . . . . . . . .        16
Legal Matters . . . . . . . . . . . . . . . . . . . . . .        16
Experts . . . . . . . . . . . . . . . . . . . . . . . . .        16
Indemnification . . . . . . . . . . . . . . . . . . . . .        16

---------------------------------------------------------------

                            PROSPECTUS
---------------------------------------------------------------

          50,000 Shares of Common Stock, $1.00 par value

             SOUTHWEST GEORGIA FINANCIAL CORPORATION

                    DIVIDEND REINVESTMENT AND
                       SHARE PURCHASE PLAN
                      ______________________

     Southwest Georgia Financial Corporation (the "Company") hereby offers to shareholders participation in its Dividend Reinvestment and Share Purchase Plan (the "Plan"), which is designed to provide a convenient method of investing cash dividends and a voluntary cash contribution from a minimum of $5 to a maximum of $5,000 per month in shares of the Company's Common Stock (the "Common Stock") without payment of brokerage commissions or other charges. The terms and provisions of the Plan are summarized in question and answer format in this Prospectus.

     Reinvested cash dividends and voluntary cash contributions will be used to purchase Common Stock from the Company, in the open market, in negotiated transactions, or a combination of the foregoing (the "Participating Stock").

     The price of Common Stock purchased under the Plan will be either (a) if pursuant to open market purchases, at a price equal to the average price of all shares of stock purchased in the open market for the Company's shareholders who elect to participate in the Plan (the "Participants") with respect to a particular dividend payment date or Cash Contribution Investment Date (defined as the first business day of a month) with the aggregate funds used for such purchases or, (b) if pursuant to authorized but unissued shares or treasury stock obtained from the Company, or in negotiated transactions, at the average of the high and low sales price of the Participating Stock on the American Stock Exchange or any exchange or The Nasdaq Stock Market on which the Participating Stock is then traded on the date when such shares are acquired from the Company (or, if no trade occurred on an exchange or The Nasdaq Stock Market on that date, on the next preceding day when a trade of the Participating Stock occurred).

     The Common Stock is traded on the American Stock Exchange under the symbol "SGB". This Prospectus relates to 50,000 authorized but unissued shares of Common Stock offered for purchase under the Plan. This Prospectus should be retained for future reference.

     Shareholders who do not desire to participate in the Plan
will continue to receive cash dividends, as declared, in the usual manner.
                   ___________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
   OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
       OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION
              TO THE CONTRARY IS A CRIMINAL OFFENSE.


         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS OR
            DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF A
       BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND
           OF THE FEDERAL DEPOSIT INSURANCE CORPORATION
                 OR ANY OTHER GOVERNMENT AGENCY.
                    _________________________

        The date of this Prospectus is September 30, 1998

                      AVAILABLE INFORMATION

     The Company is a reporting company subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the
"Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission can be inspected and copied at the Public Reference Room of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; at its regional offices located at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can be obtained by mail from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Copies of such material and other information concerning the Company will be available for inspection at the offices of The American Stock Exchange, 86 Trinity Place, New York,
New York 10006, (212) 306-1000. The Commission maintains a site on the World Wide Web (http://www.sec.gov.) that contains reports, proxies, and other information regarding registrants. This Prospectus does not contain all the information set forth in the Registration Statement and exhibits thereto that the Company has filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), to which reference is hereby made.

         INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Company hereby incorporates by reference into this Prospectus the following documents filed with the Commission:

     (1) Its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "Annual Report"), filed pursuant to Section 13 of the Exchange Act;

     (2) The description of the Common Stock contained in the Company's Registration Statement under Section 12 of the Exchange Act, and any amendment or reports filed for the purpose of updating such description;

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of the Annual Report and prior to the termination of the offering made hereby shall be deemed incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. See "Available Information." Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of the Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, including any beneficial owner, upon request of any such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than exhibits to such documents not specifically incorporated by reference). Written or telephone requests should be directed to George Kirkland, Southwest Georgia Financial Corporation, 201 First Street, S.E., Moultrie, Georgia 31768, (912) 985-1120.

                           THE COMPANY

     Southwest Georgia Financial Corporation (the "Company") is a Georgia bank holding company organized in 1980, which acquired 100% of the total outstanding shares of Southwest Georgia Bank (formerly known as Moultrie National Bank (the "Bank")) in 1981. The Company's sole business is providing banking services to individuals and businesses principally in Colquitt County and surrounding counties of Southwest Georgia through the Bank, its only subsidiary. The Bank commenced operations in 1928. It is an FDIC insured, state-chartered commercial bank.

     The Company's executive office is located at 201 First
Street, S.E. Moultrie, Georgia 31768, and its telephone number is
(912) 985-1120.

                             THE PLAN

     The following questions and answers explain the Plan.

PURPOSE

     1.  WHAT IS THE PURPOSE OF THE PLAN?

         The Dividend Reinvestment and Share Purchase Plan (the "Plan") provides holders of Common Stock of the Company with a convenient and economical way to reinvest cash dividends in and make voluntary cash contributions to purchase shares of Common Stock without paying brokerage commissions or other charges. If shares are acquired from the Company, and not in the open market or in negotiated transactions, the Company will receive funds to be used for general corporate purposes.

PARTICIPATION

     2.  WHO IS ELIGIBLE TO PARTICIPATE?

         All holders of Common Stock who have shares registered in their names are eligible to participate in the Plan. If stock is registered in someone else's name, such as a broker or nominee, and you would like to participate, you must either make appropriate arrangements for that person to participate on your behalf, or you must become a shareholder of record by having those shares with respect to which you wish to participate transferred to your name.

         You will not be eligible to participate in the Plan if you reside in a jurisdiction in which it is unlawful for the Company to permit your participation.

         Your right to participate in the Plan is not transferable apart from a transfer of your Common Stock to another person.

         Shareholders who do not participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

     3.  WHAT OPTIONS ARE AVAILABLE TO THOSE ELIGIBLE TO
PARTICIPATE?

         You may have dividends on all or some of your shares automatically reinvested in Common Stock and, if you elect to do this, you may also make a voluntary cash contribution of not less than $5 up to a maximum of $5,000 per month, for the purchase of additional shares of Common Stock. See Question 12 for information on making voluntary cash contributions.

ADMINISTRATION

     4.  WHO WILL ADMINISTER THE PLAN?

         The Company has engaged American Stock Transfer & Trust Company (the "Administrator") to administer the Plan, keep records, send statements of account to each Participant, and perform other duties related to the Plan. The Administrator will act as agent for the Participants by purchasing shares from the Company or in the open market or in negotiated transactions. Shares purchased for you under the Plan will be registered in the name of the Plan or the Administrator's nominee, and will be held for you in safekeeping by or through the Administrator until you request, in writing, the issuance of certificates for all or some of your shares, as more fully explained in Question 17.

         The Administrator may at any time resign by giving written notice to the Company or be removed by the Company. If a vacancy occurs in this position, the Company will appoint a successor Administrator.

     5.  HOW DOES AN ELIGIBLE SHAREHOLDER ENROLL OR CHANGE
OPTIONS UNDER THE PLAN?

         As an eligible shareholder, you may enroll by completing and signing the Enrollment Card for the Plan (the "Enrollment Card") and returning it to the Administrator. You may change your reinvestment options at any time by completing and signing a new Enrollment Card and returning it to the Administrator. If your shares are registered in more than one name, all registered holders must sign the Enrollment Card.

         You may obtain an Enrollment Card at any time by contacting:

         American Stock Transfer & Trust Company
         Attention:  Dividend Reinvestment Department
         40 Wall Street, 46th Floor
         New York, New York 10005
         1-800-278-4353

     The Enrollment Card directs the Administrator to reinvest cash dividends on all or some of the shares of Common Stock currently or subsequently registered in your name and on all whole and fractional shares of Common Stock credited to your Plan account, in accordance with the Plan. Enrolling also permits you to make a voluntary cash contribution for the purchase of additional shares of Common Stock in accordance with the Plan.

         An Enrollment Card is enclosed with this Prospectus, and additional Enrollment Cards may be obtained at any time by contacting the Administrator at the above address or number, or by contacting George Kirkland at the Company.

         Brokers, banks, or other nominees who wish to participate in the Plan on behalf of their clients must submit an Enrollment Card to the Administrator, as any other record holder, with respect to the shares held by them that are to participate in the Plan. Any shareholder of record that is a nominee for others who wish to participate in the Plan must certify to the Company the name and address of (and number of shares of Common Stock held for) each beneficial owner on whose behalf such participation is authorized and agree to advise the Company of such beneficial owner's underlying ownership of Common Stock registered in its name from time to time.

     6.  WHEN MAY AN ELIGIBLE SHAREHOLDER ENROLL?

         As an eligible shareholder, you may enroll at any time. Reinvestment of dividends will start with the dividend payment occurring after receipt of your Enrollment Card, provided it is received by the Administrator at least one business day prior to the record date for that dividend; otherwise, reinvestment of dividends will be delayed until the next dividend payment date.

         You will remain a Participant in the Plan until you elect to discontinue the reinvestment of dividends, or sell or otherwise dispose of all the shares of Common Stock with respect to which you have elected to participate in the Plan.

ADVANTAGES

     7.  WHAT ARE THE ADVANTAGES OF THE PLAN?

         There are six major advantages for a shareholder electing to participate in the Plan:

         (i) You may reinvest automatically your cash dividends in additional shares of Common Stock.

         (ii) You may invest a voluntary cash contribution from $5 to a maximum of $5,000 per month in Common Stock.

         (iii) You will not pay any brokerage commissions or other charges in connection with any purchases made under the Plan.

         (iv) Your funds will be fully invested in Common Stock because the Plan permits fractional shares to be credited to your Plan account. Dividends on such fractional shares, as well as on whole shares, will be reinvested in additional shares, and such shares will be credited to your Plan account.

         (v) You will avoid the need for safekeeping of stock certificates for shares credited to your Plan account, and you may submit your other Company stock certificates to the Administrator for safekeeping.

         (vi) Periodic statements of your Plan account reflecting all current activity, including purchases and the latest balance, will simplify your recordkeeping.

PURCHASES

     8.  HOW WILL SHARES OF COMMON STOCK BE ACQUIRED UNDER THE
PLAN?

         Shares for the Plan will be acquired from the Company to the extent made available by it and the balance, if needed, purchased by the Administrator in the open market or in negotiated transactions, or by a combination of the foregoing, in the Company's discretion. The Administrator will apply the available combined funds of all Participants to the purchase of such shares of Common Stock as soon as practicable on or after the relevant dividend payment date in the case of the reinvestment of dividends and as soon as practicable on or after the first business day of each month in the case of voluntary cash contributions. Shares purchased from the Company will be delivered by it, registered in the name of the Plan or the Administrator's nominee, to the Administrator for safekeeping. The decision to have shares purchased for the Plan in the open market will be made by the Company in its sole discretion based on general market conditions, the relationship between purchase price and book value per share, regulatory requirements, and other factors deemed relevant by the Company.

     9.  HOW MANY SHARES WILL BE PURCHASED FOR PARTICIPANTS?

         The number of shares that will be purchased for a Participant's account will depend on the amount of dividends reinvested and voluntary cash contributions and the applicable purchase price of the Common Stock. Your Plan account will be credited with the number of shares (including any fractional share computed to three decimal places) that results from dividing the amount of any dividends you reinvest plus your voluntary cash contributions by the applicable purchase price. Dividends on all shares credited to your Plan account, including fractional shares, will be automatically reinvested in additional shares of Common Stock until such shares are sold or withdrawn from your Plan account.

         The Plan does not represent a change in the Company's dividend policy or a guarantee of future dividends. The Board of Directors of the Company will continue to determine whether to pay dividends based on the Company's earnings, financial condition, and other factors.

     10.     WHEN WILL SHARES OF COMMON STOCK BE PURCHASED UNDER
THE PLAN?

         In the case of dividend reinvestment, shares will be purchased as soon as practicable on or after the dividend payment date (the "Investment Date"). In the case of voluntary cash contributions, shares will be purchased as soon as practicable on or after the first business day of each month (the "Voluntary Cash Contribution Investment Date"). A Participant's account will be credited with fractional shares computed to three decimal places. The Administrator will make every reasonable effort to reinvest all dividends and invest cash contributions promptly after receipt except where, in the opinion of the Administrator or the Company's legal counsel, such investments are restricted by any applicable state or Federal securities law. In any event, all cash dividends paid to the Administrator for the benefit of Participants will be invested within 30 days of receipt by the Administrator. All dividends and cash contributions will be held pending investment in a non-interest bearing account maintained by the Administrator. Any amount received as a voluntary cash contribution will be returned by mail to the Participant if the Administrator receives a written notice requesting such return at least 48 hours prior to the next Voluntary Cash Contribution Investment Date following the Administrator's receipt of the voluntary cash contribution.

         No interest will be paid on funds held by the Administrator.

     11.     AT WHAT PRICE WILL SHARES OF COMMON STOCK BE
PURCHASED UNDER THE PLAN?

         Since it may not be possible or practicable for the Administrator to acquire sufficient shares for the Plan with respect to a particular Investment Date or Voluntary Cash Contribution Date at one time unless they are purchased from the Company, purchases for the Plan may occur at various times and at various purchase prices.


         Cash dividends and voluntary cash contributions credited to a Participant's account will be commingled with the cash dividends and voluntary cash contributions credited to all accounts under the Plan. Such dividends and cash contributions will be applied to the purchase of Participating Stock, if pursuant to open market purchases, at a price equal to the average price of all shares of Participating Stock purchased in the open market for Plan Participants with respect to a particular Investment Date or Voluntary Cash Contribution Date, as the case may be, with the aggregate funds used for such purchases and, if pursuant to authorized but unissued shares or treasury stock obtained from the Company, or in negotiated transactions, at the average of the high and low sales price of the Participating Stock on the American Stock Exchange or any exchange or The Nasdaq Stock Market on which the Participating Stock is then traded on the date when such shares are acquired from the Company (or, if no trade occurred on an exchange or The Nasdaq Stock Market on that date, on the next preceding day when a trade of the Participating Stock occurred).


VOLUNTARY CASH CONTRIBUTIONS

     12.     HOW CAN A PARTICIPANT MAKE VOLUNTARY CASH
CONTRIBUTIONS?

         A Participant can make voluntary cash purchases by sending the Administrator a check or money order with the form provided with the Enrollment Card and each periodic statement. Do not send cash. Each voluntary cash contribution must be at least $5 per month, and such payments cannot exceed $5,000 per month. The same amount of money need not be sent each month. Voluntary cash contributions from foreign Participants must be made in U.S. Dollars.

     13.     WHEN WILL VOLUNTARY CASH CONTRIBUTIONS BE INVESTED?

         Voluntary cash contributions received at least one business day prior to the last business day of a month will be applied to the purchase of shares for your account as soon as practicable on or after the first business day of the following month. Under no circumstances will interest be paid on voluntary cash contributions.

     14.     UNDER WHAT CIRCUMSTANCES WILL A VOLUNTARY CASH
CONTRIBUTION BE RETURNED?

         Your uninvested voluntary cash contribution will be returned to you upon written request received by the Administrator at least 48 hours prior to a Voluntary Cash Contribution Investment Date. In addition, any voluntary cash contribution received less than one business day prior to the last business day of the month will not be invested on the following Voluntary Cash Contribution Investment Date and will be returned if received more than 45 days prior to the next Voluntary Cash Contribution Investment Date.

COSTS

     15.     ARE THERE ANY EXPENSES TO PARTICIPANTS IN CONNECTION
WITH PURCHASES UNDER THE PLAN?

         No. There are no brokerage commissions or other charges to Participants in connection with purchases under the Plan.
Costs of administration of the Plan will be paid by the Company.

REPORTS TO PARTICIPANTS

     16.     WHAT REPORTS WILL BE SENT TO PARTICIPANTS IN THE
PLAN?

         As soon as practical after each purchase of shares of Common Stock under the Plan for your account, a statement of account will be mailed to you. These statements are your continuing record of current activity and the cost of your purchases, and should be retained for tax purposes. In addition, you will receive copies of communications sent to all shareholders of the Company, including the Company's Annual Report to Shareholders, its Notice of Annual Meeting and Proxy Statement, and information you will need for reporting your dividend income for Federal income tax purposes.

CERTIFICATES FOR SHARES

     17.     WILL CERTIFICATES BE ISSUED FOR SHARES PURCHASED?

         No. Certificates will not be issued to you for shares credited to your Plan account unless you make a request to the Administrator in writing to do so or unless the Plan is terminated. Shares purchased through the Plan will be credited to your Plan account, but they will not be registered in your name. Instead, they will be registered in the name of the Plan or the Administrator's nominee and credited to your Plan account. The number of shares credited to your Plan account will be shown on the periodic statement of your account. This convenience protects against loss, theft, or destruction of stock certificates, permits ownership of fractional shares, and reduces the costs to be borne by the Company. At any time, you may request in writing that the Administrator send you a certificate for all or some of the whole shares credited to your Plan account. The request should be mailed to the Administrator at the address shown in Question 5. Certificates for fractional shares will not be issued under any circumstances, but cash payments will be made as described in Question 20.

     18.     MAY A PARTICIPANT DEPOSIT OTHER STOCK CERTIFICATES
INTO HIS OR HER PLAN ACCOUNT?

         Yes. The Administrator will deposit into your Plan account and hold for safekeeping any Company stock certificates that you may already have. If you are interested in this service, please write to the Administrator at the address shown in Question 5 for details. There is no charge for such deposits, and by making such deposits, you will be relieved of the responsibility for loss, theft or destruction of the certificate.

         Because you bear the risk of loss in sending Company stock certificates to the Administrator, it is recommended that certificates be sent to the Administrator by registered mail, return receipt requested, and properly insured. Certificates should not be endorsed, but must be accompanied by written instructions directing the Administrator to hold the certificates for you. Whenever certificates are issued to you, either upon request or upon termination of participation, differently numbered certificates will be transmitted to you.

     19.     MAY SHARES IN A PLAN ACCOUNT BE PLEDGED?

         No. Shares credited to your Plan account may not be pledged or assigned, and any such purported pledge or assignment shall be void. If you wish to pledge or assign such shares, you must withdraw such shares from your Plan account.


TERMINATION OF PARTICIPATION IN THE PLAN AND WITHDRAWAL OF SHARES

     20.     HOW CAN A PARTICIPANT TERMINATE PARTICIPATION IN THE
PLAN OR WITHDRAW SOME OF THE SHARES CREDITED TO THE PLAN ACCOUNT?

         You may direct the Administrator, in writing, at any time to discontinue the reinvestment of dividends. You may also withdraw all or some of the shares credited to your Plan account by notifying the Administrator in writing and specifying the number of shares to be withdrawn. This notice should be mailed to the Administrator at the address shown in Question 5. Any remaining whole and fractional shares will continue to be credited to your Plan account.

         So long as dividends on shares held in your Plan account are reinvested, you may also make voluntary cash contributions.

         If the request to terminate or withdraw shares is not received at least five business days prior to the record date for a dividend payment, any amount paid on the payment date will be reinvested for the Participant's account. The termination or withdrawal request will be processed as soon after the dividend payment date as practicable. Under such circumstances, your termination or withdrawal will not be effective until that dividend has been reinvested. Thereafter, all dividends as to which you have terminated participation will be paid to you in cash unless you elect to enroll in the Plan again, which you may do at any time.

         When a Participant terminates his participation in the Plan or upon termination of the Plan by the Company, certificates for full shares of Common Stock credited to a Participant's account under the Plan will be issued and a cash payment will be made for any fraction of a share. Upon request, the Administrator will sell full shares of Common Stock of a Participant and pay the proceeds of such sale to the Participant after deducting a nominal service fee and brokerage fees, if any. The sale will generally be made by the Administrator for the Participant's account in the open market within five business days after receipt of the request. Any fractional interests in shares may be aggregated and sold with those of other terminating Participants. The proceeds to each Participant will be the average sales price of all shares so aggregated and sold, less applicable service fees and brokerage commissions, if any.

         Any voluntary cash contribution received by the Administrator prior to receipt of a notice to discontinue dividend reinvestment will be invested in accordance with the Plan unless return of the payment is requested in a written notice received at least 48 hours prior to Voluntary Cash Contribution Investment Date or in any circumstance where the Administrator is otherwise required by law or the Plan to return your payment.

FEDERAL INCOME TAX CONSEQUENCES TO PARTICIPANTS

     21.     WHAT ARE THE FEDERAL INCOME TAX CONSEQUENCES OF
PARTICIPATION IN THE PLAN?

     In general, Participants will have the same federal income tax consequences relating to dividends on their shares as any other holder of the Company's Common Stock.

         A Participant will be treated for federal income tax purposes as having received on each dividend payment date the full amount of the cash dividend payable on that dividend payment date with respect to shares registered in the Participant's name and shares held for the Participant's account under the Plan, increased by the amount of any brokerage commissions and service charges on open market purchases paid by the Company on the Participant's behalf, even though that amount or a portion thereof is not actually received by the Participant in cash, but instead is applied to the purchase of new shares for the Participant's account.

         A Participant's federal income tax basis for shares acquired under the Plan with reinvested dividends, or with voluntary cash contributions, will be the purchase price of such shares on the date of purchase, or the amount of such voluntary cash contributions, as applicable, increased by the amount of any brokerage commissions and service charges on open market purchases paid by the Company on the Participant's behalf. The information sent to you and the Internal Revenue Service will show the amount paid on your behalf.

         Participants will not realize any taxable income when they receive certificates for whole shares credited to their accounts under the Plan, either upon request for such certificates or upon withdrawal from or termination of the Plan. However, Participants who receive, upon withdrawal from or termination of the Plan, a cash payment for any full share then sold for them or for a fractional share then held in their account will realize a gain or loss measured by the difference between the amount of the cash which they receive and the tax basis of such share or fraction.

         For foreign Participants who elect to have their dividends reinvested and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such Participants, less the amount of tax required to be withheld, will be applied to the purchase of Common Stock under the Plan.

         Federal tax law imposes certain reporting requirements upon brokers and certain other parties. As a result, the Administrator will be required to report to the Internal Revenue Service and you any sales of Common Stock by the Administrator for your Plan account. If your dividends become subject to federal backup withholding tax, dividends reinvested for you under the Plan will be reduced by the amount of tax required to be withheld.

         The foregoing is only an outline of the Company's understanding of some of the applicable tax provisions. For further information on the tax consequences of participation in the Plan, including any future changes in applicable laws and regulations, and interpretations thereof, you should consult your own tax advisor.

OTHER PROVISIONS OF THE PLAN

     22.     WHAT HAPPENS IF THE COMPANY DECLARES A STOCK
DIVIDEND OR A STOCK SPLIT?

         Shares of Common Stock distributed by the Company pursuant to a stock dividend or a stock split with respect to shares of Common Stock credited to your Plan account will be added to your Plan account.

     23.     HOW WILL A PARTICIPANT'S SHARES CREDITED TO A PLAN
ACCOUNT BE VOTED AT SHAREHOLDERS' MEETINGS?

         Shares credited to your Plan account will be voted as you direct. A proxy card will be sent to you in connection with any annual or special meeting of shareholders. This proxy will apply to all shares owned by you, including shares credited to your Plan account, and, if properly signed, will be voted in accordance with the instructions that you give on the proxy card.


     24.     WHAT IS THE RESPONSIBILITY OF THE COMPANY AND THE
ADMINISTRATOR UNDER THE PLAN?

         The Company and the Administrator will not be liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of the failure to terminate a Participant's Plan account upon such Participant's death prior to receipt of notice in writing of such death, or any claim with respect to the timing or the price of any purchase or sale, or with respect to any loss or fluctuation in the market value after any purchase of shares.

PARTICIPANTS SHOULD RECOGNIZE THAT NEITHER THE COMPANY NOR THE
ADMINISTRATOR CAN ASSURE THEM OF A PROFIT OR PROTECT THEM AGAINST
A LOSS ON SHARES PURCHASED OR SOLD UNDER THE PLAN.

     25.     MAY THE PLAN BE CHANGED OR DISCONTINUED?

         The Company reserves the right to suspend, amend, or terminate the Plan at any time, including the period between a dividend record date and the related dividend payment date. The Company also reserves the right to make modifications to the Plan and to appoint a new agent in the place of the Administrator at any time. Participants will be notified of any such suspension, amendment, termination, or modification, but any such suspensions, amendments, terminations, or modifications will be effective on adoption, even before Participants receive notice thereof. Upon a termination of the Plan, except in the circumstances described below, any uninvested voluntary cash contributions will be returned, a certificate for whole shares credited to your Plan account will be issued, and a cash payment will be made for any fractional share credited to your account.

         If the Company terminates the Plan for the purpose of establishing another dividend reinvestment and Common Stock purchase plan, Participants in the Plan will be enrolled automatically in such new plan, and shares credited to their Plan accounts will be credited automatically to such new plan, unless notice is received to the contrary.

         The Company also reserves the right to terminate any shareholder's participation in the Plan at any time.

     26.     HOW MAY SHAREHOLDERS OBTAIN ANSWERS TO OTHER
QUESTIONS REGARDING THE PLAN?

         Shareholders may obtain answers to other questions concerning the Plan by writing or calling the Administrator. See
Question 5 for the Administrator's address and telephone number.

     27.     HOW IS THE PLAN TO BE INTERPRETED?

         The Plan, the Enrollment Card signed by Participants, and the Participants' Plan accounts shall be governed by and construed in accordance with the laws of the State of Georgia and applicable state and federal securities laws. Any question of interpretation arising under the Plan will be determined by the Company, and any such determination will be final.

         The Company may adopt rules and regulations to facilitate the administration of the Plan.

     28.     WHAT ARE SOME OF THE RESPONSIBILITIES OF
PARTICIPANTS?

         You have no right to draw checks or drafts against your Plan account or to give instructions to the Administrator with respect to any shares of Common Stock or cash held therein except as expressly provided in the Plan. You should notify the Administrator promptly in writing of any change of address. Notices to Participants will be given by letter addressed to them at their last address of record with the Administrator under the Plan.

                         USE OF PROCEEDS

     If shares of Common Stock are sold pursuant to the Plan by the Company, the Company intends to apply the proceeds received in such sales for its general corporate purposes. The Company does not know precisely the number of shares of its Common Stock that it will ultimately sell pursuant to the Plan or the prices at which those shares will be sold, and therefore cannot determine the amount of proceeds that will be generated. If shares of Common Stock are purchased by the Plan in the open market or in negotiated transactions, the Company will not receive any proceeds from such purchases.

                          LEGAL MATTERS

     The validity of the shares offered by this Prospectus will be passed upon for the Company by Kilpatrick Stockton LLP, 1100 Peachtree Street, Suite 2800, Atlanta, Georgia 30309. Partners and associates of Kilpatrick Stockton owned [20,448] shares of the Company's Common Stock as of the date of this prospectus.

                             EXPERTS

     The consolidated financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K, have been audited by Draffin & Tucker, Albany, Georgia, certified public accountants, as stated in their report incorporated by reference therein and incorporated herein by reference and have been so included in reliance upon the report of such firm even upon their authority as experts in accounting and auditing.

                         INDEMNIFICATION

     Directors, officers, employees, and agents of the Company are entitled to indemnification as expressly permitted by the provisions of the Georgia Business Corporation Code, the Company's Articles of Incorporation and Bylaws, as amended, and the Company's liability insurance. The Company's Articles of Incorporation also generally provide that no director of the Company will be liable for monetary damages for breach of his or her duty as a director. The Company's Articles eliminate or limit the liability of a director only to the extent permitted under Georgia law.

     The Bylaws of the Company provide that any person may be indemnified by the Company for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of his being or having been a director or officer of the Company or of any corporation which he served in any such capacity at the request of the Company. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law. In general, the effect of the above-referenced provisions of the Bylaws of the Company and the provisions of Georgia law is that the Company will indemnify its directors and officers for reasonable expenses and damages actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been directors or officers of the Company, provided that such persons are not finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of their duties for the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Company pursuant to such provisions, or otherwise, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable.


     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR THE SOLICITATION OF ANY OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF, OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             PART II

              INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution
             -------------------------------------------

     The registrant will pay the expenses of issuance and distribution of this Registration Statement and related prospectus. Estimated expenses in connection with the issuance and distribution of the securities covered by the Registration
Statement are as follows:

Registration Fee Under Securities Act of 1933             $  2,970.00

Printing, Engraving and Reproduction                      $    500.00

Legal Fees and Expenses                                   $  8,000.00

Accounting Fees and Expenses                              $    500.00

Administrative Fees                                       $  1,030.00
                                                           ----------
TOTAL                                                     $ 13,000.00
                                                           ==========

Item 15.     Indemnification of Directors and Officers
             -----------------------------------------

     The Bylaws of the Company provide that any person may be indemnified by the Company for reasonable expenses actually incurred in connection with any action, suit or proceeding, civil or criminal, to which he shall be made a party by reason of his being or having been a director or officer of the Company or of any corporation which he served in any such capacity at the request of the Company. The foregoing right of indemnification or reimbursement is not exclusive of other rights to which such person may be entitled as a matter of law. In general, the effect of the above-referenced provisions of the Bylaws of the Company and the provisions of Georgia law, is that the Company will indemnify its directors and officers for reasonable expenses and damages actually incurred in connection with any action, suit or proceeding, civil or criminal, to which they shall be made a party by reason of their being or having been directors or officers of the Company, provided that such persons are not finally adjudged to have been guilty of or liable for gross negligence, willful misconduct or criminal acts in the performance of their duties for the Company.

     The Company's Articles of Incorporation provide that no director of the Company shall be personally liable to the Company or its shareholders for monetary damages for breach of his duty of care or other duty as a director. The Articles eliminate or limit the liability of a director only to the extent permitted under Georgia law.

Item 16.      Exhibits
              --------

     The following exhibits are filed as part of this Registration
Statement:

Exhibit
Number

5 The opinion of Kilpatrick Stockton LLP as to the legality of the securities being registered.*

23(a) Consent of Kilpatrick Stockton LLP. Consent of Kilpatrick Stockton LLP is contained in the legal opinion of such firm filed as Exhibit 5 to the Registration Statement.

23(b)   Consent of Draffin & Tucker

99      Dividend Reinvestment Plan of Southwest Georgia Financial
        Corporation, as amended and restated.

___________________________

*previously filed


Item 17.     Undertakings
             ------------

        (a)  Rule 415 Offering
             -----------------

     The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

   (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

        (b)  FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY
REFERENCE.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                 SIGNATURES


   Pursuant to the requirements of the Securities Act of 1933, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Moultrie, State of Georgia, on this 16th day of September, 1998.

                            SOUTHWEST GEORGIA FINANCIAL CORPORATION


                            By:  /s/ John H. Clark
                                    John H. Clark, Vice Chairman and Chief
                                      Executive Officer
                                    (Principal Executive Officer)


                             POWER OF ATTORNEY

   Each person whose signature appears below hereby constitutes and appoints John H. Clark and George R. Kirkland and either of them, their true and lawful attorneys-in-fact with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign a Registration Statement pursuant to rule 462(b) under the Securities Act of 1933 and to cause the same to be filed, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby granting to said attorneys-in-fact and agent, full power and authority to do and perform each and every act and thing whatsoever requisite or desirable to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all acts and things that said attorneys-in-fact and agents, or their substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons on the 16th day of September, 1998.


Signature                             Title
---------                             -----

/s/ John H. Clark
-----------------------          Vice Chairman and Chief Executive Officer
John H. Clark                         (Principal Executive Officer)

/s/ Leo T. Barber, Jr.
------------------------         Chairman
Leo T. Barber, Jr.

/s/ Albert W. Barber
------------------------         Director
Albert W. Barber

/s/ Jack Short
------------------------         Vice Chairman
Jack Short


/s/ Robert M. Duggan
------------------------         Director
Robert M. Duggan

/s/ Richard L. Moss
------------------------        Director
Richard L. Moss

/s/ E. J. McLean, Jr.
------------------------         Director
E.J. McLean, Jr.

/s/ Johnny R. Slocumb
-------------------------        Director
Johnny R. Slocumb

/s/ Roy Reeves
-------------------------        Director
Roy Reeves

/s/ Lee C. Redding
-------------------------        Director
Lee C. Redding

/s/ Cecil W. Alvis
--------------------------       President; Chief Operating Officer and Director
Cecil W. Alvis

/s/ George R. Kirkland
--------------------------       Senior Vice President and Treasurer
George R. Kirkland               (Principal Financial and Accounting Officer)

                             INDEX TO EXHIBITS

 Exhibit
 Number

 5 The opinion of Kilpatrick Stockton LLP, Attorney at Law, as to the legality of the securities being registered*

 23(a)    Consent of Kilpatrick Stockton LLP (Included in
          Exhibit 5)

 23(b)    Consent of Draffin & Tucker

 99       Dividend Reinvestment Plan of Southwest Georgia
          Financial Corporation, as amended and restated

___________________________
*previously filed



                                      II-5